As filed with the Securities and Exchange Commission on November 22, 2006

Registration No.	333-
333-93423
333-38078
333-57486
333-84904
333-104108
333-113651
333-123323
333-132478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
AND POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENTS
Nos. 333-93423, 333-38078, 333-57486, 333-84904, 333-104108, 333-113651, 333-123323 and 333-132478
UNDER
THE SECURITIES ACT OF 1933

Maxygen, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	77-0449487 (I.R.S. Employer Identification No.)

515 Galveston Drive
Redwood City, CA 94063
(Address of principal executive offices, including zip code)

2006 Equity Incentive Plan
(Full title of the plan)
Michael Rabson
General Counsel
Maxygen, Inc.
515 Galveston Drive
Redwood City, CA 94063
(650) 298-5300
(Name, address, telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering	aggregate	Amount of
to be registered	registered	price per share	offering price	registration fee
Common Stock, $0.0001 par value, issuable under the Maxygen, Inc. 2006 Equity Incentive Plan	11,037,824 (1)	N/A(2)	N/A(2)	N/A(2)

This registration statement on Form S-8 is (i) a new registration statement and (ii) a Post-Effective Amendment No. 1 to each of the registrant’s registration statements on Form S-8 (registration nos. 333-93423, 333-38078, 333-57486, 333-84904, 333-104108, 333-113651, 333-123323, 333-132478) (collectively, the “Prior Registration Statements”).
(1)	The shares of the registrant’s common stock being registered under this registration statement consists of: (i) 6,037,824 shares of common stock that remained available for issuance under the registrant’s 1997 Stock Option Plan (the “Prior Plan”) as of April 3, 2006 and which are being carried forward to this registration statement for issuance under registrant’s 2006 Equity Incentive Plan (the “2006 Plan”) and (ii) up to 5,000,000 shares of common stock subject to outstanding stock options under the Prior Plan that terminate, expire or are canceled without having been exercised and which will be carried forward to this registration statement for issuance under the 2006 Plan upon such termination, expiration or cancellation. The shares being carried forward to this registration statement for issuance under the 2006 Plan (the “Carried Forward Shares”) have previously been registered pursuant to the Prior Registration Statements. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the 2006 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	The Carried Forward Shares were previously registered pursuant to the Prior Registration Statements. In accordance with Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporations Finance and the Securities and Exchange Commission (as supplemented), the registration fees allocable to the Carried Forward Shares and previously paid by the registrant pursuant to the Prior Registration Statements are being carried forward to this registration statement. Thus, no registration fee is required. A post-effective amendment to each of the Prior Registration Statements is filed herewith to reflect the reallocation of the Carried Forward Shares and the associated registration fees from the Prior Registration Statements to this registration statement.

EXPLANATORY NOTE
     In accordance with the principles set forth in Instruction E to Form S-8 and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporations Finance and the Securities and Exchange Commission (as supplemented), Maxygen, Inc. (the “Company”) is hereby filing a new registration statement and a Post-Effective Amendment No. 1 to each of the Company’s registration statements on Form S-8 (registration nos. 333-93423, 333-38078, 333-57486, 333-84904, 333-104108, 333-113651, 333-123323, 333-132478) (collectively, the “Prior Registration Statements”) to reflect that (i) up to 11,037,824 shares of the Company’s common stock previously registered pursuant to the Prior Registration Statements for issuance under the Company’s 1997 Stock Option Plan (the “Prior Plan”) are being carried forward to this registration statement (the “Carried Forward Shares”) for issuance under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) and (ii) the registration fees allocable to the Carried Forward Shares and previously paid by the Company pursuant to the Prior Registration Statements are being carried forward to this registration statement.
     The Carried Forward Shares consist of (i) 6,037,824 shares of common stock that remained available for issuance under the Prior Plan as of April 3, 2006 and which are being carried forward and reserved for issuance under the 2006 Plan and (ii) up to 5,000,000 shares of common stock subject to outstanding stock options under the Prior Plan that terminate, expire or are canceled without having been exercised and which will be carried forward and reserved for issuance under the 2006 Plan upon such termination, expiration or cancellation. The 2006 Plan was adopted by the Company’s Board of Directors on February 7, 2006, subject to stockholder approval, and was approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on May 30, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:
     (a) The Company’s latest annual report on Form 10-K (File No. 000-28401) for the year ended December 31, 2005.
     (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above.
     (c) The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A (File No. 000-28401), filed with the Commission on December 7, 1999 pursuant to Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of common stock being registered hereby will be passed upon for the Company by Heller Ehrman LLP, Menlo Park, CA. Heller Ehrman LLP and certain of its employees beneficially own approximately 5,075 shares of the Company’s common stock. Julian N. Stern, the Secretary of the Company and the sole shareholder of a professional corporation that is a partner of Heller Ehrman LLP, beneficially owns 65,702 shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation contains a provision that eliminates directors’ personal liability as set forth above.
     Under Section 145 of the DGCL, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Certificate of Incorporation and By-laws require the Company to indemnify its directors and officers to the full extent permitted by the DGCL. The Certificate of Incorporation and By-laws also require the Company to advance litigation expenses upon receipt of an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.
     The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The Company also maintains an insurance policy for its directors and officers insuring against certain liabilities arising in their capacities as such.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this registration statement.

Exhibit
Number	Description

*4.1	Maxygen, Inc. 2006 Equity Incentive Plan, including applicable form of option agreement (incorporated by reference to Exhibit 10.4 to Maxygen’s Current Report on Form 8-K (File No. 000-28401) filed with the Securities and Exchange Commission on June 30, 2006)

*4.2	Form of Restricted Stock Unit Award Agreement

5.1	Opinion of Heller Ehrman LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

*	Management contract or compensatory plan or arrangement.

UNDERTAKINGS
1. The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on November 22, 2006.

Maxygen, Inc.
By:	/s/ Russell J. Howard
Russell J. Howard
Chief Executive Officer

POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Michael Rabson and Lawrence W. Briscoe, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys-in-fact and agents, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell J. Howard Russell J. Howard	Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2006

/s/ Lawrence W. Briscoe Lawrence W. Briscoe	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2006

/s/ Isaac Stein Isaac Stein	Director	November 22, 2006

/s/ Louis G. Lange Louis G. Lange	Director	November 22, 2006

/s/ M.R.C. Greenwood M.R.C. Greenwood	Director	November 22, 2006

/s/ Ernest Mario Ernest Mario	Director	November 22, 2006

/s/ Gordon Ringold Gordon Ringold	Director	November 22, 2006

/s/ James R. Sulat James R. Sulat	Director	November 22, 2006

EXHIBIT INDEX

Exhibit
Number	Description

*4.1	Maxygen, Inc. 2006 Equity Incentive Plan, as amended, including applicable form of option agreement (incorporated by reference to Exhibit 10.4 to Maxygen’s Current Report on Form 8-K (File No. 000-28401) filed with the Securities and Exchange Commission on June 30, 2006)

*4.2	Form of Restricted Stock Unit Award Agreement

5.1	Opinion of Heller Ehrman LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

*	Management contract or compensatory plan or arrangement.